                                TENDER AGREEMENT

         This TENDER AGREEMENT (the "Agreement") is entered into as of November 26, 1996 by and among Bell Industries, Inc., a California corporation ("Parent"), ME Acquisition, Inc., a New York corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Herbert S. Davidson (the "Shareholder").

                                    RECITALS

         WHEREAS, concurrently herewith, Parent and Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement") with Milgray Electronics, Inc., a New York corporation (the "Company"), pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a tender offer by Purchaser (the "Offer") for all outstanding shares of common stock, par value $.25 per share, of the Company (the "Company Common Stock"), at $14.77 per share, net to the seller in cash, followed by a merger (the "Merger") of Purchaser into the Company (capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement); and

         WHEREAS, as of the date hereof the Shareholder beneficially owns directly or indirectly 3,742,064 shares of Company Common Stock (the "Existing Shares" and, with any After-Acquired Shares (as defined below), the "Shares"), which Shares constitute approximately 55.2% of the issued and outstanding shares of Company Common Stock; and

         WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent and Purchaser have required that the Shareholder agree, and the Shareholder has agreed (i) to tender and sell the Shares in the Offer and vote the Shares in favor of the Merger, and (ii) not to compete with Parent, Purchaser, the Company or the Surviving Corporation to the extent set forth herein, in each case upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Board of Directors of the Company has approved the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby.

         NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Agreement to Tender.

         1.1 Tender of Shares. The Shareholder hereby agrees (a) to validly tender (or cause the record owner of any Shares to tender) all Shares pursuant to the Offer, not later than December 10, 1996 or, with respect to After-Acquired Shares, within one
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business day following the acquisition thereof, and (b) not to withdraw any
Shares so tendered without the prior written consent of Parent. The Shareholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

         1.2 No Liens. The Shareholder agrees that, in connection with the transfer of Shares to Purchaser in the Offer, he shall transfer to and unconditionally vest in the Purchaser or Parent, as the case may be, good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, except those arising hereunder.

         1.3 No Purchase. Purchaser may allow the Offer to expire without accepting for payment or paying for any Shares, as set forth in the Offer to Purchase. If any Shares are not accepted for payment in accordance with the terms of the Offer, they shall be returned to the Shareholder.

         2. Voting. The Shareholder hereby agrees that (for as long as the Merger Agreement is in effect), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, he shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its Subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (iv) any change in the management or Board of Directors of the Company, except as provided in
Section 1.3 of the Merger Agreement; and (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Any such vote or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Notwithstanding anything to the contrary contained in this Agreement, Shareholder shall be free to act in his capacity as Chairman of the Board of Directors of the Company, President and Chief Executive Officer and to discharge his fiduciary duties as such.

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         3. Representations and Warranties. The Shareholder represents and warrants to Parent and Purchaser as follows:

         3.1 Ownership of Shares. On the date hereof, Shareholder is the record owner of 3,010,232 of the Existing Shares, H.S. Davidson Associates, Inc., a New York corporation wholly owned by the Shareholder, is the record owner of 731,632 of the Existing Shares, and Herbert S. Davidson, as Trustee under that certain Trust Agreement dated May 16, 1996, owns 200 of the Existing Shares, and, on the date hereof, such Existing Shares constitute all of the shares of Company Common Stock owned of record and beneficially by Shareholder. Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, and the Existing Shares are the only shares of Company Common Stock over which Shareholder has such powers or otherwise are owned of record or beneficially by Shareholder as of the date hereof.

         3.2 Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including without limitation any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

         3.3 No Conflict. Except for filings under the HSR Act, the Exchange Act and under Article 16 of the NYBCL, (a) no filing with, and no permit, authorization, consent or approval of, any Federal, state or foreign public body or authority is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (b) neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

         3.4 Encumbrances. The Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements

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or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

         3.5 Finder's Fees. No investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Parent, Purchaser or the Company in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Shareholder, except as otherwise specifically provided in the Merger Agreement or arrangements or agreements made by or on behalf of Parent or Purchaser by its authorized representatives.

         3.6 Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement and the representations, warranties and covenants of the Shareholder set forth herein.

         4. Other Covenants of the Shareholder. The Shareholder hereby covenants and agrees as follows:

         4.1 No Solicitation. The Shareholder shall not (in the capacity of a shareholder of the Company or otherwise, including without limitation as an officer and/or director of the Company), and he shall direct and use his best efforts to cause his agents and representatives not to, directly or indirectly solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any Acquisition Proposal, except as permitted by
Section 6.1 of the Merger Agreement. If Shareholder receives any such inquiry or proposal with respect to the sale of Shares, then the Shareholder shall promptly inform Parent in the same manner as set forth in Section 6.1 of the Merger Agreement. The Shareholder shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         4.2 Non-Competition; Nondisclosure.

                  (a) In addition to being the controlling shareholder of the Company, the Shareholder was a founder of the Company in 1951 and is currently the Chief Executive Officer, Chairman of the Board and President of the Company. Accordingly, the Shareholder recognizes and expressly acknowledges that (i) he has developed a highly valuable expertise in the electronics distribution business which expertise is of a special, unique and extraordinary character (as such business is presently conducted by the Company and its Subsidiaries, the "Company Business"); (ii) Parent and Purchaser and, after the consummation of the transactions contemplated hereby and by the Merger Agreement, the Company and the Surviving Corporation, would be irreparably damaged, and the substantial investment by Parent and Purchaser in the business of the Company and the Surviving Corporation would be materially and irreparably harmed and impaired, if the Shareholder were to (x) engage in any activity competing with the Company Business in violation of the terms of this Agreement as set forth in Section 4.2(b) or

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(y) disclose in violation of this Agreement or make unauthorized use of any confidential information concerning the Company Business; (iii) he is voluntarily entering into this Agreement, including without limitation this
Section 4.2, with the intent that the covenants in this Section 4.2 shall be valid and enforceable; and (iv) the terms and conditions of this Agreement and this Section 4.2 are fair and reasonable to the Shareholder in all respects and will not create any hardship for Shareholder.

                  (b) In light of the foregoing, and for and in consideration of benefits derived directly and indirectly from this Agreement, the Shareholder covenants and agrees as follows:

                           (i) for a period of three years from the date of the
sale of the Shares or, if longer, while Shareholder is an officer, director or employee of the Parent or Purchaser (the "Noncompete Term"), Shareholder will not, alone or as a member, employee or agent of any partnership or as an officer, agent, employee, consultant, director, shareholder (except for passive investments of not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any corporation or other entity), directly or indirectly manage, operate, join, control or participate in the management, operation or control of, or work for (as an employee, consultant, independent contractor or otherwise) or permit the use of his name by, or be connected in any manner with any business or activity which is in competition with the Company Business in any town, county, parish or other municipality in any state of the United States in which the Company Business is presently conducted and in any town, county, parish or municipality adjacent thereto;

                           (ii) during the Noncompete Term, the Shareholder
shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce (x) any employee of the Company or its Subsidiaries, affiliates, successors or assigns to terminate his or her employment relationship with the Company or its Subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its Subsidiaries, affiliates, successors or assigns; or (y) any customer, client, vendor, supplier or consultant then under contract to the Company or its Subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with the Company or its Subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its Subsidiaries, affiliates, successors or assigns; and

                           (iii) unless otherwise required by any applicable law
or rules and regulations of any national exchange, not to disclose to any person any trade secrets or confidential information with respect to any of the Company's trademarks, products, designs, processes, customers, suppliers or methods of distribution; PROVIDED, HOWEVER, that such trade secrets or confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Shareholder).

                           (iv) Notwithstanding the foregoing, at any time after
the initial three year portion of the Noncompete Term, the Shareholder may engage in any

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
activities that would otherwise violate the restrictions contained in this
Section 4.2(b) with the express written consent of Parent, which will not be unreasonably withheld.

                  (c) The Shareholder recognizes and acknowledges that his expertise is of special, unique and extraordinary character and that (i) in the event of Shareholder's failure to comply with any of the restrictions contained in this Section 4.2, it may be impossible to measure in money the damage to Parent, Purchaser, the Company and the Surviving Corporation and (ii) in the event of any such failure, such persons may not have an adequate remedy at law. It is therefore agreed that Parent, Purchaser, the Company and the Surviving Corporation, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relief to enforce such restrictions, and specific enforcement of the provisions of this Section 4.2 in the event of any breach or threatened breach hereof.

                  (d) The Shareholder further acknowledges and agrees that these covenants are reasonable and valid in geographic and temporal scope and in all other respects and that if any court determines that any of these covenants, or any part thereof, is invalid or unenforceable, the remainder of these covenants shall not thereby be effected and shall be given full effect without regard to the invalid portions. If any court determines that any of these covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         4.3 Restriction on Transfer, Proxies and Non-Transference. Shareholder hereby agrees, while the Merger Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

         4.4 Notice of Additional Shares. Shareholder hereby agrees to promptly notify Parent in writing of the number of After-Acquired Shares that may be acquired by Shareholder, if any, after the date hereof.

         4.5 Public Disclosure. The Shareholder hereby agrees that Parent and Purchaser may publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Company Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of

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
Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

         4.6 No Inconsistent Agreements. Shareholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement.

         4.7 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5. Miscellaneous.

         5.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.2 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the delivery of and payment for the Shares.

         5.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

         5.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

         5.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which

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
is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Shareholder:

         c/o Milgray Electronics, Inc.
         77 Schmitt Boulevard
         Farmingdale, New York  11735
         Telecopy No. (516)___-____
         Attention:  Herbert S. Davidson

         with a copy to:

         Herschel M. Weinberg, Esq.
         110 East 59th Street, 23rd Floor
         New York, New York  10022
         Telecopy No. (212) 223-4911

         If to Parent or Purchaser, to:

         Bell Industries, Inc.
         11812 San Vicente Boulevard
         Los Angeles, California  90049
         Telecopy No. (310) 447-3265
         Attention:  Tracy A. Edwards


         with a copy to:

         Irell & Manella LLP
         1800 Avenue of the Stars, Suite 900
         Los Angeles, California 90067
         Telecopy No. (310) 203-7199
         Attention:  Andrew W. Gross, Esq.

         5.7 Definitions; Interpretation.

                  (a) As used in this Agreement, (i) the term "After-Acquired Shares" shall mean any shares of Company Common Stock acquired directly or indirectly, or otherwise beneficially owned, by the Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or upon a stock dividend, stock split, merger (other than as contemplated by the Merger Agreement), recapitalization, reclassification, combination, exchange of shares or the like of the Company Common Stock, or otherwise; (ii) the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and (ii) the phrases "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such Person would constitute a "group" within the meaning of Rule 13d-5 of the Exchange Act).

                  (b) When a reference is made in this Agreement to Section , such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         5.9 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         5.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         5.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.


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         IN WITNESS WHEREOF, Parent, Purchaser and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                     BELL INDUSTRIES, INC.


                                     By: /s/ Theodore Williams
                                        ----------------------------------
                                        Name:  Theodore Williams
                                        Title: Chairman and
                                               Chief Executive Officer


                                     ME ACQUISITION, INC.


                                     By: /s/ Theodore Williams
                                        -----------------------------------
                                        Name:  Theodore Williams
                                        Title: President





/s/ Herbert S. Davidson
-----------------------------
Herbert S. Davidson

Address:   3295 N.W. 53rd Circle
           Boca Raton, Florida  33496




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